EXHIBIT 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P., hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of PEDEVCO Corp. (the “Company”) for the year ended December 31, 2013 (as amended)(the “Annual Report”).

We also hereby further consent to the inclusion and use in the Annual Report of (a) our report dated March 14, 2014, entitled “PEDEVCO Corp. – Estimated Future Reserves and Income Attributable to Certain Leasehold Interests – Direct Interests Only – SEC Parameters – As of December 31, 2013” (the “March 14, 2014 Report”) and (b) our report dated March 6, 2014 entitled “PEDEVCO Corp. – Estimated Future Reserves and Income Attributable to Certain Leasehold Interests – SEC Parameters – As of December 31, 2013” (the “March 6, 2014 Report”) and to the inclusion of our March 14, 2014 Report and March 6, 2014 Report (collectively, the “Reports”) as Exhibits 99.1 and 99.2 to the Annual Report, respectively.

We also consent to the incorporation by reference in (a) Registration Statement No. 333-192002 on Form S-8 of the Company; and (b) Registration Statement No. 333-191869 on Form S-3 of the Company, of all references to our firm and all information from the Reports.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
July 1, 2014

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